                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                                ONE PARK PLAZA
                          NASHVILLE, TENNESSEE 37203

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 15, 1997

  Notice is hereby given that the Annual Meeting of Stockholders of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Company"), will be held at the Opryland Hotel at 2800 Opryland Drive, Nashville, Tennes-see, on Thursday, May 15, 1997 at 1:30 p.m., Central Daylight Time, for the following purposes:

    (1) To elect three directors to serve until the Annual Meeting of Stock-holders in 2000, or until their successors shall have been duly elected and qualified;

    (2) To consider and approve an amendment to the Company's Restated Cer-tificate of Incorporation to increase the authorized number of shares of Common Stock from 800,000,000 shares to 1,600,000,000 shares and the autho-rized number of shares of Nonvoting Common Stock from 25,000,000 shares to 50,000,000 shares (the "Charter Amendment");

    (3) To act on three stockholder proposals; and

    (4) To transact such other business as may properly come before the meet-ing.

  Stockholders of record at the close of business on March 24, 1997, are enti-tled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for ex-amination by any stockholder at the Company's executive offices, during ordi-nary business hours, for a period of at least ten days prior to the Annual Meeting.

 IF YOU PLAN TO ATTEND:

  We anticipate that a large number of stockholders will attend the Annual Meeting. Please note that space limitations make it necessary to limit atten-dance to stockholders. Cameras and recording devices will not be permitted at the meeting. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING RE-PLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                                          By Order of the Board of Directors,
                                          LOGO
                                               John M. Franck II
                                                   Secretary

Nashville, Tennessee

April 14, 1997

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                                ONE PARK PLAZA
                          NASHVILLE, TENNESSEE 37203

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 15, 1997

                               ----------------

                                 INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors (the "Board") of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Compa-ny"), for use at the Annual Meeting of Stockholders of the Company (the "An-nual Meeting") to be held on the date, at the time and place and for the pur-poses set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's principal executive offices are located at One Park Plaza, Nash-ville, Tennessee 37203, and its telephone number is (615) 344-9551. Stockhold-ers of record at the close of business on March 24, 1997 are entitled to no-tice of and to vote at the Annual Meeting. This Proxy Statement and the accom-panying proxy are first being mailed to stockholders on or about April 14, 1997.

                              THE ANNUAL MEETING

VOTING AT THE ANNUAL MEETING

  On March 24, 1997, there were approximately 652,464,000 shares of the Company's voting common stock, $.01 par value (the "Common Stock"), issued and outstanding which were held by approximately 18,300 holders of record. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The Common Stock is the only class of capital stock of the Company having general voting rights. On March 24, 1997, there were 21,000,000 shares of the Company's nonvoting common stock, $.01 par value (the "Nonvoting Common Stock"), issued and outstanding which were held by one holder of record. Each share of Nonvoting Common Stock is entitled to one vote with respect to the Charter Amendment, voting together with the Com-mon Stock, as one class. The Nonvoting Common Stock will not be entitled to vote on any other matters presented at the Annual Meeting.

  The presence in person or by proxy of the holders of a majority of the out-standing shares of Common Stock and Nonvoting Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares of Common Stock rep-resented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the outstand-ing shares of Common Stock and Nonvoting Common Stock, voting together as a class, will be necessary to approve the Charter Amendment. Any other matters submitted to a vote of the stockholders will be determined by a majority of the votes cast.

  Any stockholder present at the Annual Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists. With re-spect to all matters other than the election of directors, an abstention has the same effect as a vote against the proposal. Since directors are elected by a plurality of the votes cast at the Annual Meeting, an abstention from voting has no effect on the election of directors.

  In accordance with the rules of the New York Stock Exchange, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon and thus, in the absence of specific in-structions from the beneficial owner of the shares, will not be empowered to vote the shares on such matters. Since directors are elected by a plurality of votes cast at the Annual Meeting, a broker non-vote has no effect on the elec-tion of directors. Since the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Nonvoting Common Stock, voting to-gether as a class, will be necessary to approve the Charter Amendment, a bro-ker non-vote has the same effect as a vote against that proposal. On all other matters, a broker non-vote will have no impact since they are not considered shares "present" for voting purposes. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum.

PROXIES AND PROXY SOLICITATION

  All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions marked on the proxies, unless such proxies have previously been revoked. If no directions are indicated on such proxies, they will be voted (a) "For" the election of each nominee named below under "Election of Directors", (b) "For" the Charter Amendment and (c) "Against" the three stockholder proposals. If any other mat-ters are properly presented at the Annual Meeting for action, the proxy hold-ers will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. The Company has been advised by the Service Employees International Union Pension Fund (the "SEIU Fund") that it intends to propose at the Annual Meeting a stockholder resolution on executive compensation and quality care, and other business. As of the date hereof, the SEIU Fund has not made a request to have the resolution considered at the Annual Meeting nor has the Company received a copy of such resolution. Accordingly, the Company cannot determine at this time whether the proposed resolution will be submitted in accordance with the provisions of the Company's Restated Certificate of Incorporation governing the submission of stockholder resolutions. Other than the foregoing, the Com-pany does not presently anticipate any other matters being presented at the Annual Meeting for action. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stock-holder is present at the Annual Meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

  The cost of soliciting proxies will be borne by the Company. In addition, Corporate Investor Communications, Inc., a proxy soliciting firm, has been re-tained by the Company to assist in the solicitation at a cost of approximately $11,500, plus out-of-pocket expenses. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may also solicit proxies, without additional remuneration therefor, by personal inter-view, mail, telephone, facsimile or telegram. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the ben-eficial owners of shares of the Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth as of March 24, 1997, certain information concerning shares of the Common Stock held by (a) each stockholder owning ben-eficially at least 5% of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) each executive officer of the Company named in the "Summary Compensation Table" and (d) all directors and executive officers of the Company as a group.

                                                          NUMBER OF
         NAME OF INDIVIDUAL OR NUMBER IN GROUP           SHARES(1)(2)      PERCENT
         -------------------------------------           ------------      -------
The Columbia/HCA Healthcare Corporation Stock Bonus
 Plan..................................................   33,449,466(3)      5.1
FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson.   56,183,328(3)(4)   8.6
Magdalena Averhoff, M.D................................       10,172(5)       *
Thomas F. Frist, Jr., M.D. ............................   14,586,882(6)      2.2
Sr. Judith Ann Karam, CSA, R.Ph........................        1,475(7)       *
T. Michael Long........................................      602,672(8)       *
Donald S. MacNaughton..................................      564,933(9)       *
R. Clayton McWhorter...................................      554,864          *
Carl E. Reichardt......................................      165,539(10)      *
Frank S. Royal, M.D....................................      110,302(11)      *
Richard L. Scott.......................................    9,401,884(12)     1.4
William T. Young.......................................      951,303(13)      *
Daniel J. Moen.........................................      109,633(14)      *
James D. Shelton.......................................       36,382(15)      *
Donald E. Steen........................................      214,122(16)      *
David T. Vandewater....................................      617,375(17)      *
  All directors and executive officers as a group (30
   persons)............................................   29,965,209(18)     4.6

--------
  * Less than one percent.
 (1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned. The number of shares shown does not include the interest of cer-tain persons in shares held by family members in their own right.
 (2) Each named person or group is deemed to be the beneficial owner of secu-rities which may be acquired within 60 days through the exercise or con-version of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage ben-eficially owned by such person or group. Such securities are not deemed to be outstanding for the purpose of computing the percentage benefi-cially owned by any other person or group. Accordingly, the indicated number of shares includes shares issuable upon conversion of convertible securities or upon exercise of options (including employee stock options) held by such person or group.
 (3) The addresses of the persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock are as follows: The Columbia/HCA Healthcare Corporation Stock Bonus Plan--One Park Plaza, Nashville, Tennessee 37203; and FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson--82 Devonshire Street, Boston, Massachusetts 02109.

 (4) Based on a Schedule 13G jointly filed by FMR Corp. ("FMR"), Edward C. Johnson 3d ("Mr. Johnson"), Chairman of FMR, and Abigail P. Johnson, a director of FMR and Fidelity Management & Research Company ("Fidelity Management") on February 14, 1997. The 56,183,328 shares of the Common Stock shown as beneficially owned by FMR as of December 31, 1996 include
     (i) 50,753,231 shares beneficially owned by Fidelity Management, a whol-ly-
    owned subsidiary of FMR, as an investment adviser to various registered investment companies that own such shares (the "Fidelity Funds"), (ii) 5,036,148 shares beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a wholly-owned subsidiary of FMR, as a result of serv-ing as investment manager of institutional accounts, (iii) 84,162 shares owned directly by Mr. Johnson or in trusts for the benefit of Mr. Johnson or a member of his family, (iv) 309,037 shares beneficially owned by Fi-delity International Limited ("Fidelity International"), an investment ad-viser of which Mr. Johnson is also Chairman and a member of a controlling group, but which is managed independently from FMR, (v) 750 shares owned by Abigail P. Johnson or in trusts for the benefit of an Abigail P. John-son family member. According to the Schedule 13G, (a) FMR and Mr. Johnson each has sole investment power, but neither has sole voting power, over the shares owned by the Fidelity Funds, (b) FMR and Mr. Johnson each has sole investment power over certain of, has sole voting power over certain of, and has no voting power over the remainder of, the shares owned by the institutional accounts managed by Fidelity Trust and (c) Mr. Johnson has sole voting and investment power over certain of, has shared voting and investment power over certain of, and has no voting or investment power over the remainder of, the shares owned directly by him or in family trusts.
 (5) Includes 10,172 shares issuable upon exercise of options.
 (6) Includes 96,562 shares issuable upon exercise of options. Also includes 222,932 shares with respect to which Dr. Frist has sole voting and in-vestment power, 12,660,888 shares with respect to which Dr. Frist has shared voting and investment power and 1,606,500 shares held by a trust of which he is an income beneficiary but holds no voting or investment power.
 (7) Includes 1,475 shares issuable upon exercise of options.
 (8) Includes 600,000 shares issuable upon exercise of a warrant issued to The 1818 Fund, L.P. Mr. Long is a co-manager of The 1818 Fund, L.P. and dis-claims beneficial ownership of such shares. Also includes 2,672 shares issuable upon exercise of options.

 (9) Includes 3,446 shares issuable upon exercise of options. Also includes 303,015 shares with respect to which Mr. MacNaughton has sole voting and investment power and 258,472 shares with respect to which Mr. MacNaughton has shared voting and investment power.
(10) Includes 4,643 shares issuable upon exercise of options.
(11) Includes 4,643 shares issuable upon exercise of options.
(12) Includes 243,750 shares issuable upon exercise of options. Mr. Scott has shared voting and investment power with respect to 116,328 shares held by a charitable foundation.
(13) Includes 7,172 shares issuable upon exercise of options. Includes 906,398 shares with respect to which Mr. Young has sole voting and investment power and 37,733 shares with respect to which Mr. Young has shared voting and investment power. Excludes 115,879 shares held by educational and other non-profit institutions of which Mr. Young serves as a member of the governing boards.
(14) Includes 60,000 shares issuable upon exercise of options.
(15) Includes 26,250 shares issuable upon exercise of options.
(16) Includes 150,693 shares issuable upon exercise of options.
(17) Includes 281,250 shares issuable upon exercise of options, 100,778 shares of which Mr. Vandewater is trustee and has sole voting and investment power and 33,413 shares held by a charitable foundation in which Mr. Vandewater has shared voting and investment power.
(18) Includes shares issuable upon exercise of options to purchase 1,633,837 shares of Common Stock and 600,000 shares issuable upon exercise of a warrant.

                             ELECTION OF DIRECTORS

  In accordance with the Restated Certificate of Incorporation of the Company, directors of the Company are divided into three classes, such classes being as nearly equal in number as possible. The term of office of each class is three years. The Board of Directors is presently comprised of 10 members, consisting of three members whose term of office expires in 1997 (Class I Directors), four members whose term of office expires in 1998 (Class II Directors) and three members whose term of office expires in 1999 (Class III Directors).

  At the Annual Meeting it is proposed that the nominees listed below be elected as Class I members of the Board of Directors. Each such director shall be elected to serve in such capacity until the Annual Meeting of Stockholders in 2000 or until his or her respective successor is duly elected and quali-fied.

INFORMATION CONCERNING DIRECTORS

  Information concerning the three nominees proposed by the Board of Directors for election as Class I Directors along with information concerning the pres-ent Class II and Class III Directors, whose terms of office will continue af-ter the Annual Meeting, is set forth below.

  In the event that any of the named nominees for director becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for the election in his or her stead of such person as the Board of Directors may recommend. Unless otherwise instructed on the proxy, the proxy holders will vote the proxies received by them FOR the election of the nominees shown below:

                                           PRINCIPAL OCCUPATION AND     DIRECTOR
                NAME                 AGE   OFFICES WITH THE COMPANY      SINCE
                ----                 ---   ------------------------     --------
                                    NOMINEES
                       CLASS I--PRESENT TERM EXPIRES 1997
 Magdalena Averhoff, M.D............  46 Practicing Physician             1992
 R. Clayton McWhorter...............  63 Chairman and CEO of Clayton      1995
                                          Associates, L.L.C.
 Frank S. Royal, M.D................  57 Practicing Physician             1994


                         DIRECTORS CONTINUING IN OFFICE
                      CLASS II--PRESENT TERM EXPIRES 1998
 T. Michael Long....................  53 Partner, Brown Brothers          1991
                                          Harriman & Co.
 Donald S. MacNaughton..............  79 Retired Chairman of the          1995
                                          Executive Committee,
                                          Healthtrust, Inc.
 Carl E. Reichardt..................  65 Retired Chairman of the          1994
                                          Board and Chief Executive
                                          Officer, Wells Fargo &
                                          Company
 William T. Young...................  79 Chairman of the Board, W. T.     1993
                                          Young, Inc.
                      CLASS III--PRESENT TERM EXPIRES 1999
 Thomas F. Frist, Jr., M.D..........  58 Vice Chairman of the Board,      1994
                                          Columbia/HCA Healthcare
                                          Corporation
 Sister Judith Ann Karam, CSA, R.Ph.  50 Major Superior, Sisters of       1996
                                          Charity of St. Augustine
 Richard L. Scott...................  44 Chairman and Chief Executive     1990
                                          Officer, Columbia/HCA
                                          Healthcare Corporation

  Magdalena Averhoff, M.D. is a physician specializing in gastroenterology practicing in Miami, Florida. Dr. Averhoff has practiced medicine in Miami for more than five years.

  Thomas F. Frist, Jr., M.D. has been Vice Chairman of the Board of the Com-pany since April 1995. From February 1994 to April 1995, he was Chairman of the Board of the Company. Dr. Frist was Chairman of the Board, President and Chief Executive Officer of HCA-Hospital Corporation of America ("HCA") from September 1987 to February 1994. Dr. Frist, a founder of the predecessor of HCA, was previously Chairman and Chief Executive Officer of such predecessor from August 1985 until September 1987, and in September 1987 he was also named President. Dr. Frist is past Chairman of the Board of Governors of United Way of America, is a member of the Board of Trustees of Vanderbilt University and is Chairman of the Frist Foundation Board.

  Sister Judith Ann Karam, CSA, R.Ph. has been Major Superior of the Sisters of Charity of St. Augustine since August 1993. From 1989 to August 1993, she served on the Congregational leadership team as Councilor for Temporal Affairs and Treasurer. She was also Project Director for Regina Health Center, a skilled nursing and assisted living facility which opened in July 1993. Sister Karam has a background in hospital administration and is a fellow in the Amer-ican College of Healthcare Executives.

  T. Michael Long is a partner with Brown Brothers Harriman & Co., a private banking firm, where he has been employed for more than five years and where he is co-manager of The 1818 Fund, L.P. and The 1818 Fund II, L.P. Mr. Long is also a director of Ekco Group, Inc., Neuvo Energy Company, Gulf Canada Re-sources, Ltd. and Sports Holdings Corporation.

  Donald S. MacNaughton served as Chairman of the Executive Committee of Healthtrust, Inc.--The Hospital Company ("Healthtrust") from 1987 to April 1995. He retired as an employee of Healthtrust in 1991. Mr. MacNaughton joined Hospital Corporation of America (HCA's predecessor) in 1978 as Chairman and Chief Executive Officer. He continued to serve as Chief Executive Officer of Hospital Corporation of America until 1982, Chairman of the Board until 1985 and as Chairman of the Executive Committee until 1987. Prior to 1978, Mr. Mac-Naughton was Chairman and Chief Executive Officer of The Prudential Insurance Company of America, where he served in various management capacities for 23 years, including nine years as Chairman and Chief Executive Officer. Mr. Mac-Naughton is a member of The Business Council and a member of the Board of Di-rectors of Financial Securities Advisors, Inc.

  R. Clayton McWhorter is the Chairman and Chief Executive Officer of Clayton Associates, L.L.C., a venture capital firm formed in January 1996. Mr. McWhor-ter served as the Chairman of the Board of the Company from April 1995 to May 1996. Mr. McWhorter was Chairman and Chief Executive Officer of Healthtrust from 1987 to April 1995 and was President of Healthtrust from 1991 to April 1995. Mr. McWhorter served as President and Chief Operating Officer of Hospi-tal Corporation of America (HCA's predecessor) from 1985 to 1987, and as a Di-rector of Hospital Corporation of America from 1983 to 1987. Mr. McWhorter is a director of SunTrust Bank in Nashville, Ingram Industries Inc., Corrections Corporation of America and StaffMark, Inc.

  Carl E. Reichardt served as the Chairman of the Board and Chief Executive Officer of Wells Fargo & Company (a bank holding company) and of its subsidi-ary, Wells Fargo Bank, N.A. from 1983 to December 1994. Mr. Reichardt is cur-rently a director of Wells Fargo & Company, ConAgra, Inc., Ford Motor Company, Newhall Management Corporation, which is the managing general partner of the Newhall Land & Farming Company (a California limited partnership), Pacific Gas & Electric Co., McKesson Corporation and SunAmerica, Inc.

  Frank S. Royal, M.D. has been a practicing physician in Richmond, Virginia for over 20 years. He is Past President/Former Board Chairman of the National Medical Association. He also serves as a member of the Boards of Directors of Crestar Financial Corporation (a bank holding company), Chesapeake Corporation, CSX Corporation and Dominion Re-sources and is on the Boards of Trustees of Meharry Medical College (Chairman of the Board), Virginia Union University (Chairman of the Board) and Richmond Metropolitan YMCA.

  Richard L. Scott, a founder of the Company and its predecessor entities, has been Chief Executive Officer of the Company and its predecessor entities since October 1987. Mr. Scott has also been Chairman of the Board since May 1996 and was Chairman of the Board from October 1987 until September 1993. Mr. Scott was President of the Company from September 1993 to November 1996.

  William T. Young is Chairman of the Board of W.T. Young, Inc., Lexington, Kentucky, a warehousing company and owner of Overbrook Farm, a thoroughbred horse racing and breeding operation. He is former Chairman of Royal Crown Com-panies, Inc., and former director and Chairman of the Executive Committee of Humana Inc. Mr. Young is Chairman of Transylvania University and is Chairman of Shakertown at Pleasant Hill Kentucky, Inc.

  The Board of Directors of the Company has adopted a mandatory retirement pol-icy for members of the Company's Board of Directors, with the policy being ef-fective as of July 1, 1994. Pursuant to the policy, no person may be nominated to a term of office on the Board of Directors if he or she has attained the age of 70 before the first day of the proposed term of office. Donald S. MacNaugh-ton and William T. Young have been "grandfathered" from the provision.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During 1996, the Company's Board of Directors held four meetings. Also, there are three committees of the Board of Directors which assist the Board in dis-charging its responsibilities. These committees, their members and functions are discussed below.

  Each incumbent director attended during 1996 at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which the individual director served.

  The Audit Committee is presently comprised of three directors: Carl E. Reichardt (Chairman), Magdalena Averhoff, M.D. and Donald S. MacNaughton, none of whom are officers or employees of the Company. The functions of this Commit-tee include review of the programs of the Company's internal auditors, the re-sults of their audits, and the adequacy of the Company's system of internal controls and accounting practices. In addition, the Committee reviews the scope of the annual audit by the Company's independent auditors prior to its com-mencement and reviews the types of services for which the Company retains inde-pendent auditors. In 1996, this Committee met four times.

  The Compensation Committee is presently comprised of three directors: William
T. Young (Chairman), T. Michael Long and Frank S. Royal, M.D., none of whom are officers or employees of the Company. Responsibilities of this Committee in-clude approval of compensation arrangements for executive management, review of compensation plans relating to officers, grants of options and other benefits under the Company's employee benefit plans and general review of the Company's employee compensation policies. In 1996, this Committee met one time.

  The Executive Committee is presently comprised of three directors: Thomas F. Frist, Jr., M.D., R. Clayton McWhorter and Richard L. Scott. This Committee has the authority to exercise all of the powers of the full Board of Directors, with certain exceptions relating to major corporate matters. This Committee is available to review with members of management certain areas of the Company's operations and to act when it is impractical to assemble the entire Board for a meeting. In 1996, this Committee did not meet.

  The Board of Directors will consider nominees for the Board of Directors recommended by stockholders, provided such stockholders comply with the notice provisions contained in the Company's Restated Certificate of Incorporation. Directors are selected on the basis of their demonstrated broad knowledge, ex-perience and ability in their chosen endeavors and, most importantly, on the basis of their ability to represent the interests of the stockholders. Recom-mendations by stockholders for such nominees, which must include biographical information and the proposed nominee's written consent to nomination, must be made in writing to the Secretary of the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or
(ii) the day such public disclosure was made).

  In connection with the formation of joint ventures with the Sisters of Char-ity of St. Augustine Health System, Inc. (the "Sisters of Charity") concerning four hospitals, the Company agreed to nominate for election to the Board of Directors a nominee selected by the Sisters of Charity that is acceptable to the Company. The Company's obligation is a six-year commitment and expires un-der certain circumstances. Sister Judith Ann Karam, CSA, R.Ph. was nominated as a Class III director pursuant to such obligation.

  Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at a meeting at which a quo-rum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of di-rectors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority or broker non-vote) have no impact in the election of directors, except to the extent the failure to vote for the indi-vidual results in another individual receiving a larger number of votes.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of own-ership and changes in ownership with the Securities and Exchange Commission and provide the Company with copies of such reports. Based solely on its re-view of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those per-sons, the Company believes that, during the past fiscal year all filing re-quirements applicable to its executive officers, directors, and greater than ten-percent stockholders were complied with, with the exception that Donald S. MacNaughton, a director of the Company, inadvertently did not file a report regarding one purchase transaction in the Company's Common Stock that took place for his account to replace a like number of shares previously gifted to charity. The transaction was subsequently reported on Form 5.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly com-pensated executive officers, based on salary and bonus earned during 1996.

                                                                           LONG TERM COMPENSATION
                                                                     -----------------------------------
                                        ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                ------------------------------------ ----------------------- -----------
                                                        OTHER ANNUAL  RESTRICTED    OPTIONS/              ALL OTHER
   NAME AND PRINCIPAL    FISCAL                         COMPENSATION     STOCK        SARS      LTIP     COMPENSATION
       POSITIONS          YEAR  SALARY ($) BONUS ($)(1)    ($)(2)    AWARDS ($)(3)   (#)(4)  PAYOUTS ($)    ($)(5)
   ------------------    ------ ---------- ------------ ------------ -------------  -------- ----------- ------------
Richard L. Scott........  1996   900,000           -            -        960,000    187,500        -         8,000
 Chairman and Chief       1995   858,000           -      357,000        870,000    225,000        -         9,000
 Executive Officer        1994   599,000     520,000      107,000              -    225,000        -         9,000
David T. Vandewater.....  1996   565,000     226,000            -        301,000    150,000        -         5,000
 President and Chief      1995   533,000     204,000      165,000        273,000    150,000        -         9,000
 Operating Officer        1994   425,000     360,000            -      2,404,000(6) 187,500        -         9,000
Donald E. Steen.........  1996   507,000      63,000            -        253,000     45,000        -         8,000
 President--              1995   507,000      21,000            -         83,000     60,000        -        11,000
 International Group(7)   1994   165,000     223,000            -              -          -        -             -
Daniel J. Moen..........  1996   350,000           -       54,000        233,000     90,000        -             -
 President--Columbia      1995   315,000     275,000            -              -    60,000-        -             -
 Sponsored Networks       1994   275,000     209,000            -              -     60,000        -         9,000
James D. Shelton........  1996   350,000      35,000            -        187,000     82,500        -         5,000
 President--              1995   325,000      32,000            -        165,000     60,000        -         5,000
 Central Group(8)         1994   155,000           -            -              -     45,000        -             -

--------
 (1) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the following fiscal year. The exec-utive officers have the option to take all or part of their bonus in shares of restricted stock at a 25% discount from the fair market value on the date of grant, which is reflected in the Restricted Stock Awards column.
 (2) Except as noted in the table, perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer. Other compensation con-sists principally of relocation expenses and, to a lesser extent, Company provided transportation.
 (3) Except as noted, represents the fair market value on the date of grant of shares of restricted stock granted in lieu of all or a portion of a cash bonus.
 (4) Options to acquire shares of the Common Stock.
 (5) Consists of the Company contributions to the Company's Savings and In-vestment Plan, Money Purchase Plan and Stock Bonus Plan.
 (6) On September 15, 1994, Mr. Vandewater received 57,249 restricted shares of the Common Stock (50% vested on September 15, 1995 and 50% vested on September 15, 1996) pursuant to the 1992 Stock and Incentive Plan. On such date, the value of such shares was $2,404,458, which the Company re-corded as compensation expense upon vesting.
 (7) Mr. Steen's employment by the Company commenced September 16, 1994.
 (8) Mr. Shelton's employment by the Company commenced June 13, 1994.

OPTION GRANTS DURING 1996 FISCAL YEAR

  The following table provides information related to options granted to the named executive officers during fiscal 1996.

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                            ANNUAL RATES
                                                                           OF STOCK PRICE
                                                                            APPRECIATION
                          INDIVIDUAL GRANTS                              FOR OPTION TERM(1)
--------------------------------------------------------------------- ------------------------
                                   % OF TOTAL
                         OPTIONS/ OPTIONS/SARS
                           SARS    GRANTED TO  EXERCISE OR
                         GRANTED  EMPLOYEES IN BASE PRICE  EXPIRATION
NAME                      (#)(2)  FISCAL YEAR   ($/SH)(3)   DATE(4)   0%   5% ($)    10% ($)
----                     -------- ------------ ----------- ---------- --- --------- ----------
Richard L. Scott........ 187,500      1.8%        37.67      2/8/06     - 4,440,000 11,258,000
David T. Vandewater..... 150,000      1.4%        37.67      2/8/06     - 3,552,000  9,006,000
Donald E. Steen.........  45,000      0.4%        37.67      2/8/06     - 1,066,000  2,702,000
Daniel J. Moen..........  90,000      0.9%        37.67      2/8/06     - 2,131,000  5,404,000
James D. Shelton........  82,500      0.8%        37.67      2/8/06     - 1,954,000  4,953,000

--------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These amounts do not take into account provisions of the options relating to termination of the option following termination of employment, nontransferability or vesting over periods of up to five years.
(2) Options to acquire shares of the Common Stock. Each executive officer re-ceived a single grant of options during the fiscal year.
(3) The option exercise price may be paid in shares of the Common Stock owned by the executive officer, in cash, or a combination of the foregoing.
(4) The ten-year options become exercisable with respect to 25% of the shares covered thereby on the second, third, fourth and fifth anniversary dates following the date of grant. The exercise price was equal to the fair mar-ket value of the Common Stock on the date of grant.

OPTION EXERCISES DURING 1996 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table provides information related to options exercised by the named executive officers during the 1996 fiscal year and the number and value of options held at fiscal year end. The Company has not issued stock apprecia-tion rights or warrants to its executive officers.

                                                                                     VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED         IN-THE-MONEY
                                                               OPTIONS/SARS              OPTIONS/SARS
                                                               AT FY-END (#)           AT FY-END ($)(2)
                                                         ------------------------- -------------------------
                          SHARES ACQUIRED      VALUE
NAME                     ON EXERCISE (#)(1) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------------ ------------ ----------- ------------- ----------- -------------
Richard L. Scott........         -               -         221,250      581,250     5,573,000    6,259,000
David T. Vandewater.....       45,000        1,234,000     196,875      440,625     4,584,000    4,672,000
Donald E. Steen.........         -               -         191,615      105,000     4,469,000      979,000
Daniel J. Moen..........       60,000        1,708,000      67,500      195,000     1,712,000    1,792,000
James D. Shelton........         -               -          11,250      176,250       162,000    1,581,000

--------
(1) Except as noted in the table, the named executive officers did not exer-cise any stock options during 1996.
(2) The closing price for the Common Stock as reported by the New York Stock Exchange, Inc. on December 31, 1996 was $40.75. Value is calculated on the basis of the difference between the option exercise price and $40.75 mul-tiplied by the number of shares of Common Stock underlying the option.

DIRECTORS' COMPENSATION

  Prior to September 1993, the Company's policy for compensating directors who were not employees of the Company was to pay each director $1,250 for each regular Board of Directors meeting which was attended. In addition, the Colum-bia Hospital Corporation Outside Directors Nonqualified Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors on November 12, 1992, which provided for the grant of an initial option for 4,500 shares of the Com-mon Stock upon election to the Board of Directors (or adoption of the plan), with the subsequent grant for 3,000 shares each year thereafter that the di-rector served on the Board (following the Annual Meeting of Stockholders). The policy for compensating directors was revised on September 9, 1993 and Febru-ary 10, 1994, in connection with the addition of new directors from Galen Health Care, Inc. ("Galen") and HCA. The current policy provides that outside directors are paid an annual retainer of $26,000 for serving on the Board of Directors, a fee of $1,000 per Board meeting attended and reimbursement of ex-penses incurred relating to attendance at meetings. In addition, committee chairpersons receive $1,000 per committee meeting attended, and all other com-mittee members receive a fee of $500 per committee meeting attended, in both cases payable only with respect to committee meetings which are not held in conjunction with a meeting of the Board of Directors. On February 10, 1994, the Directors Plan was amended to provide that new directors will receive an initial option to acquire shares of Common Stock (exercisable at the shares' fair market value on the date of grant of the option) having an aggregate ex-ercise price equal to two times the outside director's annual retainer fee then in effect, but in no event more than 4,500 shares. Following each suc-ceeding annual meeting, each outside director who continues in office will re-ceive an option to acquire shares of the Common Stock (exercisable at the shares' fair market value on the date of grant of the option) having an aggre-gate exercise price equal to the outside director's annual retainer fee then in effect, but in no event more than 3,000 shares. Finally, for directors who were former directors of Galen, the Company matches, on an annual basis, up to $20,000 in charitable contributions, and such directors are eligible to par-ticipate in the Company's self-funded medical and dental plans.

EMPLOYMENT AND SEVERANCE PAY AGREEMENTS

  Medical Care America, Inc., a wholly-owned subsidiary of the Company, en-tered into an employment agreement with Donald E. Steen on November 15, 1993. The employment agreement had an initial term through November 15, 1996. The base salary for Mr. Steen was $507,000 in 1996. Bonuses must be recommended and approved by the Board of Directors of the subsidiary. The agreement also provides for severance payments based on Mr. Steen's base salary at the time of termination plus a bonus (payable monthly on a pro rata basis) at a rate equal to the average annual bonuses paid to Mr. Steen for the two calendar years preceding termination for a period of 24 months following termination or until November 15, 1996, whichever is later. Mr. Steen's employment agreement may only be terminated if approved by the affirmative vote of 75% of the Board of Directors of the subsidiary. The employment agreement of Mr. Steen provides for automatic renewal for two years, unless either the Company or the employee gives at least 60 days prior written notice of non-renewal.

  The Company entered into a two-year employment agreement with R. Clayton McWhorter on April 24, 1995. Under the employment agreement, Mr. McWhorter was entitled to an annual base salary of $600,000, and was eligible to participate in all executive compensation and employee benefit plans or programs applicable to senior management employees of the Company. Mr. McWhorter terminated his employment with the Company in 1996. Under the agreement, Mr. McWhorter is entitled to receive his base salary until April 24, 1997. In addition, the Company paid Mr. McWhorter $2,400,000 and accelerated the vesting on 20,115 shares of restricted stock on July 1, 1995, in consideration for the termination of a severance protection agreement that Mr. McWhorter had with Healthtrust, Inc. -- The Hospital Company. The payment was in lieu of any other severance or termination payment to which Mr. McWhorter would otherwise be entitled.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Decisions on compensation of the Company's executives are made by the Com-pensation Committee (the "Compensation Committee") of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee direc-tor. No member of the Compensation Committee is a current or former employee or officer of the Company or any of its affiliates. Responsibilities of the Compensation Committee include approval of compensation arrangements for exec-utive management, review of compensation plans relating to officers, grants of options and other benefits under the Company's employee benefit plans and gen-eral review of the Company's employee compensation policy. Pursuant to certain rules of the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a re-port submitted by the Compensation Committee.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

  The Compensation Committee believes the most effective executive compensa-tion program aligns the interests of stockholders and executives. The Company's primary objective is to provide quality health care while enhancing long-term stockholder value. The Compensation Committee is committed to a strong, positive link between the Company's strategic business goals and its compensation and benefit goals. The Company does not generally have contrac-tual agreements of employment with executive officers. The Company provides its executive officers with a minimal number of perquisites.

  The Company's executive compensation program is consistent with the Company's overall compensation philosophy for all management levels. The Com-pensation Committee believes that the greater the number of employees aligned with the overall Company objectives, the greater the common focus and ultimate success on both a short-term and long-term basis. To support this philosophy, substantially all of the Company's employees will be afforded the opportunity to participate in one or more of the Company's stock-based compensation plans.

  The Company's executive compensation program has been designed to support the objective of creating stockholder value by:

  . Directly aligning the interests of executives with the long-term inter-ests of stockholders by making stock appreciation over the long run the cornerstone of executive compensation through award opportunities that can result in the ownership of substantial amounts of the Common Stock.

  . Providing compensation opportunities that create an environment that at-tracts and retains talented executives on a long-term basis.

  . Emphasizing pay for performance by having a meaningful portion of execu-tive compensation "at-risk".

  . Appropriately balancing the Company's short-term and long-term business and financial and strategic goals.

  At present, the Company's executive compensation program is comprised of three components: base salary, annual cash incentive (bonus) and long-term in-centive opportunity in the form of non-qualified stock options. The Company also has a program which allows the officers of the Company (including the ex-ecutive officers) to use all or a portion of their annual cash incentive bonus to purchase shares of restricted stock of the Company at a 25% discount from the fair market value of the Company's Common Stock on the date of grant. Two of the three components of the Company's executive compensation (the an-nual incentive bonus and the long-term stock-based incentive) are directly re-lated to actual individual business unit and overall Company performance, as explained below. In addition, the greater the person's responsibility in his position with the Company, the greater the mix of compensation shifts to reli-ance on the value of the Common Stock through the grant of stock options. The annual executive pay targets (base salary plus incentives) are designed to be market competitive with U.S. corporations having similar revenues (or at the same relative size if a business unit is applicable) when (but only when) the Company or the individual business units meet or exceed their operating tar-gets.

BASE SALARY

  The base salaries of the Company's five highest paid executives are listed in the Summary Compensation Table found under "Executive Compensation" in this Proxy Statement. These salaries are evaluated annually. In determining appro-priate salary levels and salary increases, the Compensation Committee consid-ers level of responsibility, individual performance, internal equity and ex-ternal pay practices. In this latter regard, the Compensation Committee at-tempts to set base salaries of all executive officers at a level which approx-imates the "market" rate, as determined from information gathered by the Com-pany from independent compensation consulting firms.

  The Compensation Committee increased the base salaries of the named execu-tive officers during the last fiscal year based upon an evaluation of each ex-ecutive's performance. The Compensation Committee considered the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. Based upon information provided by management, the Compensation Committee believes that executive officer base salaries for 1996 were in line with the average sala-ries paid by other comparable healthcare companies, including the companies included in the Standard & Poor's Hospital Management Composite Index (the "Hospital Index").

ANNUAL INCENTIVES

  Annual incentive (bonus) award opportunities at the Company are designed to:

  . Focus management attention on key operational goals deemed important for the upcoming fiscal year.

  . Support the Company's strategic goal for consistent growth by highlight-ing corporate and business unit earnings as the main performance measure affecting incentive bonus payments.

  . Tie management's interests to the stockholders' interests by condition-ing the targeted bonus on the attainment of earnings per share goals.

  The amounts individual executives may earn under the incentive plan is de-pendent upon the individual's position, responsibility and ability to impact the Company's financial success. Annual bonuses are designed to provide com-petitive incentive pay only for meeting or exceeding budgeted financial per-formance.

  The Columbia/HCA Healthcare Corporation Annual Incentive Plan (the "Incen-tive Plan") determines bonus levels. The Incentive Plan provides for targeted bonuses equal to 80% of base salaries for the Chairman and the President, and 50% of base salaries for other executive officers, contingent in all cases upon the Company's achievement of certain earnings per share criteria. Gener-ally, the targeted bonus amount is comprised of two components, an earnings per share component and a discretionary component. In 1996, the earnings per share com-ponent comprised 50% of the target bonus, and was contingent upon the Company meeting its budgeted earnings per share level. The discretionary component comprised 50% of the target bonus, and was determined by the Compensation Com-mittee based upon the executive's accomplishment of certain goals and objec-tives. The bonuses for the Chairman and the President were dependent upon the Company meeting its budgeted earnings per share level. In 1997, 10% of the award for all employees will be contingent upon meeting patient satisfaction goals. The maximum bonus for the Chairman and President under the Incentive Plan is the target bonus.

  In 1996, the Compensation Committee awarded all named executive officers a bonus of 100% of the target bonus. This was a reflection of both the Company meeting its earnings per share goal and the exceptional leadership performance of such executive officers.

  The Columbia/HCA Healthcare Corporation 1995 Management Stock Purchase Plan (the "Management Plan") allows the officers of the Company (including the ex-ecutive officers) to use all or a portion of their annual cash incentive bonus to purchase shares of restricted stock of the Company at a 25% discount from the fair market value of the Company's Common Stock on the date of grant. The restricted period for restricted shares granted under the Management Plan will generally be three years from the date of grant. If employment is terminated during the restricted period, then, subject to certain exceptions, the partic-ipant will receive a cash payment equal to the lesser in value of (i) the re-stricted shares at their then-current fair market value or (ii) the aggregate amount of the annual cash bonus applied to the receipt of all restricted shares held by the participant. Any additional value is forfeited.

LONG-TERM INCENTIVES

  The Company's only current long-term incentive compensation is non-qualified stock options which are directly related to improvement in long-term stock-holder value.

  Stock option grants provide an incentive that focuses the executive's atten-tion on managing the Company from the perspective of an owner with an equity stake in the business. These grants also help ensure that operating decisions are based on long-term results that benefit the Company and ultimately the stockholders.

  Specifically, the option grants to executive officers provide the right to purchase shares of Common Stock at the fair market value on the date of grant. Usually, each stock option becomes vested and exercisable only over a period of time, generally two to five years. The number of shares covered by each grant reflects the executive's level of responsibility and past and antici-pated contributions to the Company.

  Options to purchase 555,000 shares of the Common Stock were granted to the named executive officers in 1996 with an exercise price equal to the fair mar-ket value of the underlying Common Stock on the date of grant. The options vest cumulatively in four annual installments of 25% beginning on the second anniversary date of the grant and expire ten years after the date of grant. The Compensation Committee granted this number of options based on its judg-ment that this number is appropriate considering the executive officers' ac-tual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Compensation Committee's evaluation of each executive officer's ability, skills, efforts and leadership. In determin-ing the number of options to grant to the named executive officers, the Com-pensation Committee did not consider outstanding stock options, but did con-sider the other items of compensation.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Securities and Exchange Commission regulations require all corporate Compen-sation Committees to disclose the bases for the compensation of a corpora-tion's chief executive officer relative to such corporation's performance.

  Richard L. Scott, an original founder of the Company in 1987, is eligible to participate in the same executive compensation plans available to the other senior executive officers which are described above. The Compensation Commit-tee's general approach in setting Mr. Scott's target annual compensation is to seek to be competitive with other large U.S. corporations with similar reve-nues, but also to have a large percentage of his target compensation based upon specific corporate-wide operating performance criteria.

  The Compensation Committee determined the salary, bonus and stock options received by Richard L. Scott, the Chairman and Chief Executive Officer of the Company, consistent with the executive compensation policy and components de-scribed above. Mr. Scott's base salary for 1997 was set at $931,500. Based on information provided by management, the Compensation Committee believes that this base salary was comparable to the base salaries paid to chief executive officers of other publicly held healthcare companies, including those compa-nies included in the Hospital Index. Mr. Scott earned a $720,000 bonus for his performance in 1996, which he elected to convert into restricted stock pursu-ant to the Management Plan. The bonus was automatic because the Company met its earnings per share goal. In 1997, the Compensation Committee granted Mr. Scott options to purchase 187,500 shares of the Common Stock. The Compensation Committee determined the number of options granted to Mr. Scott based on its subjective evaluation of Mr. Scott's abilities, skills, efforts and leader-ship. Based on information provided by management and derived from publicly available data, the Compensation Committee believes that the number of options granted to Mr. Scott is comparable to the number of options granted to the chief executive officers of other healthcare companies, including those in the Hospital Index.

EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

  The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"), generally provided that, commencing in 1994, compensation paid by publicly-held corpora-tions to the chief executive officer and the four most highly paid senior ex-ecutive officers in excess of $1 million per year per executive will be de-ductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by the stockholders of the Company. Compensation as defined by the Budget Act includes, among other things, base salary, incen-tive compensation and gains on stock option transactions. The Company estab-lishes individual compensation based primarily upon Company performance and competitive considerations. As a result, executive compensation may exceed $1 million in a given year. The Company believes it has performed the necessary steps to qualify the Company's performance-based compensation plans for tax deductibility.

  The foregoing report is submitted by all of the members of the Compensation Committee of the Company's Board of Directors whose members are as follows:

                          William T. Young (Chairman)
                                T. Michael Long
                              Frank S. Royal, M.D.

  The foregoing report of the Compensation Committee shall not be deemed in-corporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specif-ically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1996, the members of the Compensation Committee were responsi-ble for determining executive compensation and stock option grants to execu-tive officers. The following directors currently serve on the Compensation
Committee: William T. Young, T. Michael Long and Frank S. Royal, M.D. Richard
L. Scott, the Chairman and Chief Executive Officer of the Company, submitted recommendations to the Compensation Committee concerning key executive officer compensation, but did not participate in deliberations regarding the compensa-tion of such key executive officers.

  On November 12, 1992, the Board of Directors of the Company adopted the Co-lumbia Hospital Corporation Outside Directors Nonqualified Stock Option Plan (the "Directors Plan"), which provides for option grants to non-employee di-rectors, including those directors that serve on the Compensation Committee. The stockholders of the Company approved the adoption of the Directors Plan on May 20, 1993. See "Directors' Compensation" above.

  T. Michael Long, co-manager of The 1818 Fund, L.P. (the "Fund"), became a member of the Board of Directors of the Company on March 18, 1991, in connec-tion with the Fund's purchase of a $40 million principal amount 9% Subordi-nated Mandatory Convertible Note due June 30, 1999 (the "9% Note"). The 9% Note was converted into Common Stock at a conversion price of $12.33 per share in two separate transactions on June 16 and July 1, 1994. The Company also is-sued a warrant to purchase 600,000 shares of Common Stock (the "Warrant") to the Fund. The Warrant is exercisable at any time prior to March 31, 1998, at a current exercise price of $13.33 per share, subject to further adjustment to prevent dilution in the event of stock splits, recapitalizations and reorgani-zations. The Fund was also granted certain incidental and demand registration rights by the Company with respect to the shares of Common Stock issuable upon conversion of the 9% Note and exercise of the Warrant (the "Registrable Secu-rities"). As a result, the Fund is entitled to notice of any registration statement filed by the Company on Form S-1, S-2, or S-3 with respect to the registration of shares of Common Stock (other than registration of shares to be issued in exchange for partnership interests), and the Company is required, subject to certain limitations, to use its best efforts to include the Regis-trable Securities in such registration at the Company's expense. The registra-tion rights granted to the Fund may, in certain transactions, adversely affect the market price of the Common Stock and limit the Company's ability to raise capital through the public markets.

COMPANY STOCK PERFORMANCE

  The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this in-formation by reference, and shall not otherwise be deemed filed under such Acts.

  The graph below compares the cumulative total stockholder return on the Company's Common Stock for the past five years, with the cumulative total re-turn of companies on the Standard & Poor's 500 Index (S&P 500 Index) and the Standard & Poor's Hospital Management Index (Hospital Index) over the same pe-riod (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Hospital Index on December 31, 1991 and reinvestment of all dividends).


                              [Graph appears here]


                                      LOGO

12/31/91         100.00                100.00              100.00
12/31/92         125.00                107.64               77.75
12/31/93         195.23                118.50              117.20
12/31/94         215.60                120.06              124.52
12/31/95         300.59                165.18              173.99
12/31/96         362.79                203.11              204.49

                             SELECTION OF AUDITORS

  The Board of Directors, in accordance with the recommendation of its Audit Committee, the members of which are not employees of the Company, has ap-pointed Ernst & Young LLP, as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997. Ernst & Young LLP has served as the Company's independent auditors since 1994. Representatives of Ernst & Young LLP will be present at the Annual Meet-ing and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             THE CHARTER AMENDMENT

  The Board of Directors has approved, subject to approval by the stockholders of the Company, a proposal to amend the Fourth Article of the Restated Certif-icate of Incorporation to increase the number of authorized shares of Common Stock from 800,000,000 shares to 1,600,000,000 shares and the number of autho-rized shares of Nonvoting Common Stock from 25,000,000 shares to 50,000,000 shares. If the Charter Amendment is approved, the total number of shares of capital stock that the Company will be authorized to issue will be 1,675,000,000 shares, consisting of 1,600,000,000 shares of Common Stock, 50,000,000 shares of Nonvoting Common Stock and 25,000,000 shares of Preferred Stock.

  As of December 31, 1996, approximately 650,499,000 shares of Common Stock were outstanding. As of such date, an aggregate of 80,131,000 shares were re-served for issuance upon exercise of stock options and warrants, pursuant to an employee stock purchase plan and upon conversion of certain debt securi-ties. In addition, approximately 34,866,000 shares of Common Stock have been reserved for issuance in connection with the proposed acquisition of Value Health, Inc. and 21,000,000 shares of Common Stock have been reserved for is-suance upon conversion of the outstanding Nonvoting Common Stock. This leaves only approximately 13,504,000 authorized shares of Common Stock available for issuance. As of December 31, 1996, 21,000,000 shares of Nonvoting Common Stock were issued and outstanding. This leaves only 4,000,000 authorized shares of Nonvoting Common Stock available for issuance. If the Charter Amendment is ap-proved by the stockholders, a total of 813,504,000 shares of Common Stock and 29,000,000 shares of Nonvoting Common Stock would be authorized and available for future issuance.

  The Board of Directors believes that the adoption of the Charter Amendment is advantageous to the Company and its stockholders. It would provide addi-tional authorized shares of Common Stock and Nonvoting Common Stock that could be used from time to time, without further action or authorization by the stockholders (except as may be required by law or by any stock exchange on which the Company securities may then be listed), for corporate purposes which the Board of Directors may deem desirable, including, without limitation, stock splits, stock dividends or other distributions, financings, acquisi-tions, joint ventures and other strategic relationships, stock grants, stock options and employee benefit plans.

  While the Company has no present plans, agreements or commitments for the issuance of additional shares of Common Stock or Nonvoting Common Stock, other than the shares of Common Stock to be issued in connection with the Company's acquisition of Value Health, Inc., pursuant to the Company's employee benefit plans, upon the exercise of stock options and warrants and the conversion of outstanding debt securities, the Board of Directors believes that the avail-ability of these shares would allow the Company to issue additional shares of Common Stock and Nonvoting Common Stock if market or other conditions indicate that such a course of action is advisable.

  None of the outstanding shares of Common Stock have preemptive rights or cu-mulative voting rights. The Charter Amendment would not change the terms and conditions of the outstanding Common Stock and the additional shares of Common Stock proposed to be authorized when issued would be identical to the out-standing shares of Common Stock. Each certificate representing shares of Common Stock outstanding immediately prior to the effective date of the Charter Amendment, if it is adopted by the stockholders at the Annual Meeting, would remain outstanding and represent the same number of shares of Common Stock as before such effective date.

  The rights of holders of Nonvoting Common Stock are identical to those of holders of Common Stock, except with respect to voting and conversion rights. The holders of Nonvoting Common Stock will have no right to vote on matters submitted to a vote of stockholders, except (i) as to an amendment of a provi-sion of the Restated Certificate of Incorporation that would adversely affect the powers, preferences or special rights of the holders of the Nonvoting Com-mon Stock, (ii) any change in the authorized number of shares of any class of capital stock of the Company (voting together with the Common Stock as de-scribed below) and (iii) as otherwise required by law.

  The shares of Nonvoting Common Stock will be convertible into Common Stock on a share-for-share basis (subject to the anti-dilution adjustments), except that no holder of shares of Nonvoting Common Stock may convert any such shares to the extent that, as a result, the holder and its affiliates, directly or indirectly, would own, control or have the power to vote a greater number of shares of the Common Stock than the holder and its affiliates would be permit-ted to own, control or have power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to the holder or its affiliates.

  Any change in the powers, preferences or special rights of the Nonvoting Common Stock so as to affect the holders thereof adversely will require the affirmative vote of a majority of the directors then in office and the affir-mative vote of the holders of not less than 66 2/3% of the then outstanding shares of Nonvoting Common Stock. Any change in the authorized number of shares of any class of capital stock of the Company will require the affirma-tive vote of a majority of the directors then in office and the affirmative vote of not less than a majority of the then outstanding shares of Common Stock and Nonvoting Common Stock, voting together as a single class.

  The Charter Amendment will be adopted if it receives the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Non-voting Common Stock, voting together as a single class. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE CHARTER AMENDMENT.

                             STOCKHOLDER PROPOSALS

  The Company receives many suggestions from stockholders, some as formal stockholder proposals. All are given careful attention.

  Proponents of three stockholder proposals have stated that they intend to present the following proposals at the Annual Meeting. The name and address and number of shares of the Common Stock held by the proponents will be fur-nished by the Company, either orally or in writing, as requested, promptly upon receipt of any oral or written request directed to the Corporate Secretary's office. The proposals and proponents' statements are quoted below. The Board of Directors opposes the following proposals for the reasons stated after each proposal.

STOCKHOLDER PROPOSAL RELATING TO THE COMPANY'S AMENDED AND RESTATED RIGHTS AGREEMENT

  "RESOLVED: That the shareholders of Columbia/HCA Healthcare Corporation ("Columbia/HCA" or the "Company") request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable."

PROPONENT'S STATEMENT

  "The Columbia/HCA Board of Directors has issued, without shareholder approv-al, certain shareholder rights (the "rights") pursuant to a shareholder rights plan. We strongly believe that such rights are a type of anti-takeover device, common known as a poison pill, which injures shareholders by reducing manage-ment accountability and adversely affecting shareholder value."

  "The shareholders of the Company believe the terms of the rights are de-signed to discourage or thwart an unwanted takeover of the Company. While man-agement and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the shareholders do not believe that the future possibility of a takeover justi-fies the unilateral imposition of such a poison pill."

  "Rather, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench exist-ing management. Rights plans like the Company's have become increasingly un-popular in recent years."

  "The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) was prepared by the Office of the Chief Economist of the U.S. Securities and Ex-change Commission on the effect of poison pills on the wealth of target share-holders. It states that "empirical tests, taken together, show that poison pills are harmful to target shareholders, on net." A 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills."

  "We believe that such an important corporate governance practice, one that can have a significant adverse impact on shareholder value, should be elimi-nated or, at the very least, be voted on by shareholders. We therefore submit this shareholder proposal based on our belief that the unilateral and undeni-ably undemocratic adoption of the rights plan by the Company is unjustified, that the continued existence of such a rights plan by the Company is unjusti-fied and not in the best interests of the shareholders."

  "We urge you to vote For this resolution!"

BOARD OF DIRECTORS' RESPONSE TO STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

  The Amended and Restated Rights Agreement (the "Rights Plan") was adopted by the Board of Directors of Columbia Hospital Corporation (the predecessor to the Company) on July 12, 1993, and amended effective February 10, 1994. The Rights Plan was adopted to protect the interests of all the stockholders and to give the Company's Board of Directors the flexibility to maximize the value of the stockholders' investment in the Company in the event an unsolicited at-tempt is made to acquire the Company. Unsolicited takeover attempts could in-clude a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all stockholders equally, a squeeze-out merger and other abusive takeover tactics. The Board believes these tactics are not in the best interests of stockholders because they unfairly pressure stockholders, squeeze them out of their investment and deprive them of the full value of their shares. The Rights Plan provides a strong incentive for anyone interested in acquiring the Company to negotiate directly with the Board of Directors, which is in the best position to assess the adequacy and fairness of any offer.

  Contrary to what the proponent suggests, there is no evidence that the Rights Plan has had a negative effect on the trading value of the Company's Common Stock. Although it is difficult to isolate factors affecting the price of the Common Stock over a period of more than three years, the Board of Di-rectors believes that the adoption of the Rights Plan has not had any signifi-cant impact on the stock price. The closing price of the Common Stock on July 9, 1993, the last trading date before adoption of the Rights Plan, was $19.17 (adjusted to reflect a 3-for-2 stock split in the form of a stock dividend paid on October 15, 1996). The closing price on April 4, 1997 was $33.75.

  The Board of Directors believes that the Rights Plan is essential if the Board is to fulfill its fiduciary duty to act in the best interests of all the stockholders. The Rights Plan is intended to provide the Board with time to evaluate the bid and to negotiate with a prospective acquiror, thus protecting all its stockholders.

  The Board of Directors is entrusted by law to act in the best interests of the stockholders and has a right to exercise its business judgment in fulfill-ing its fiduciary duties. The Delaware Supreme Court has upheld rights plans as a valid exercise of a Board's business judgment and as a means to enable the Board to fulfill better its fiduciary responsibilities when confronted with a takeover situation. While the Company has no reason to believe it will become a takeover target, the current takeover environment may make any com-pany a potential target.

  The Board recommends a vote "Against" this proposal for the reasons set forth above.

STOCKHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS

  "WHEREAS a July 7-9, 1995 editorial in USA Today declared:

    Here's a little health-care news item: according to a commentary in the upcoming edition of the British medical journal Lancet, major U.S. health insurers are large investors in major U.S. tobacco companies. In other words, the nation's merchants of care are partners with the nation's mer-chants of death. . . these investments grate and gall. Every year, tobacco use is fatal for thousands of Americans. For insurers to provide health care for those suffering smokers on the one hand while investing it in the source of their misery on the other is unconscionable. And hypocritical."

  "As shareholders, we are deeply concerned about the ethical implications of investments in the tobacco industry by any health care institution, especially when the negative health and financial effects of smoking are so clearly un-derstood and experienced by health care providers."

  "In 1994, the Centers for Disease Control and Prevention released an article entitled "Medical-Care Expenditures Attributable to Cigarette Smoking, United States--1993." The study found that smoking-related disease in the United States has an enormous economic impact. In 1993, it is estimated that the di-rect medical costs associated with smoking totaled $30 billion."

  "In 1996, the AMA called for mutual funds and health-conscious investors to refuse to own stock in tobacco companies and for those same investors to di-vest from stocks and bonds in tobacco companies. We believe that the AMA's ar-gument is compelling for a company like ours."

  "We believe it is inconsistent for a health care company to invest in to-bacco equities. This seems to be sending mixed messages about smoking. We be-lieve that the company should seriously review its stand related to these ap-parently contradictory positions on tobacco and determine future options."

  "RESOLVED: that the shareholders request the Board to initiate a policy man-dating no further purchases of tobacco equities in any of our portfolios un-less it can be proven that cigarette smoking does not cause the illnesses and deaths attributed to it. Furthermore, the shareholders request the Board to initiate a policy divesting the company of all tobacco stocks by January 1, 1998."

PROPONENT'S STATEMENT

  "Our company exists to help people keep their health. We believe that smok-ing is harmful to the health of our customers, and yet we invest in companies that produce cigarettes. Allstate, Chubb, and UNUM have policies and/or prac-tices regarding tobacco equity-related prohibitions or limitations. Institu-tions like Harvard and Johns Hopkins have sold all of their tobacco stocks. We believe the proposed policy will demonstrate our company's comprehension of the effects of smoking on its business and profitability. As the USA Today ed-itorial noted above concludes:

    Insurers have a responsibility to maximize returns. But they have a re-sponsibility to hold down costs, too. Investing in tobacco while charging premiums based in part on the cost of treating tobacco-related illness mocks that obligation."

  "If you agree that our company should provide for the restoration and main-tenance of health, not contribute to illness and death, then please vote Yes for this resolution."

BOARD OF DIRECTORS' RESPONSE TO STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

  The Board of Directors opposes the proposal to ban Company investments in tobacco equities. The Board has a fiduciary duty to maximize stockholder val-ue. To this end, the Company retains outside financial advisers to manage the Company's investment portfolio. These advisers are selected based upon their prior investment results. These results are monitored by the Company on an on-going basis to ensure that the Company is achieving satisfactory performance from its investments. It would be inappropriate for the Company to restrict the investment strategies of these advisers. It should be emphasized that the Company complies with all federal, state and other laws regarding its invest-ment portfolio.

  In addition, to the extent that the proposed resolution is intended to apply to the investment of funds held in various pension plans maintained for the benefit of Company employees, the resolution is inappropriate since neither the Company's Board of Directors nor its officers and employees control the investment decisions affecting these pension plans. These investment decisions are made under the auspices of the Trustees of these plans who have the fidu-ciary duty to the beneficiaries of the plans to maximize returns.

  While investing in tobacco equities may raise social issues compelling to many of the Company's stockholders, the Board represents a significant number of stockholders with diverse social and political agendas. As of March 24, 1997, there were more than 18,300 record holders of the Common Stock. Many of these stockholders are likely to have strong personal views concerning the propriety of the business operations or industries of various issuers of pub-licly traded securities. The Company would be put in an untenable position if forced to champion the issues of one constituency of stockholders over anoth-er, particularly in instances where stockholders may have conflicting views and beliefs. It would be inappropriate and unrealistic to poll stockholders on an on-going basis as to their investment preferences.

  The Board recommends a vote "Against" this proposal for the reasons set forth above.

STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION AND HEALTH CARE
QUALITY

  "WHEREAS we believe the quality record of a health plan should be the cen-tral factor in creating compensation packages for executive officers of our company;

    --We know that our company's continued viability and profitability are predicated on successfully balancing pressures to increase efficiency, de-crease cost and assure quality health outcomes;

    --We believe, in order to attract potential members, the company needs to develop consumer friendly information on the cost quality of its health plan as compared to competing health plans;

    --While there is considerable pressure by investors to increase returns to shareholders, we believe equal weight in company decisions should be given to patient care and quality of service provided;

    --We understand that growing numbers of corporate purchasers of health benefit plans (including Allied Signal, Bristol Myers-Squibb, GE and PepsiCo) are requiring and/or requesting performance-based assessments of health plan(s) with which they contract;

    --The National Committee for Quality Assurance (NCQA), an independent non-profit organization founded in 1979, has taken a leadership role in im-proving the quality of care in the managed care industry by fostering greater public accountability within the health care system. For example, NCQA has developed two programs designed to hold health plans accountable for the quality of care and services they deliver: 1) evaluation of health plans' internal quality processes through accreditation reviews, and 2) de-velopment of measures to gauge and compare health plan performance;

    --We believe the Board should develop compensation policies and proce-dures which utilize the NCQA's evaluation of quality care in assessing the structure and content of compensation packages for our officers;

THEREFORE, BE IT RESOLVED that shareholders request the Board of Directors in-stitute an Executive Compensation Review to develop policies for executive of-ficer compensation that are tied, in significant part, to NCQA accreditation status and progress in meeting the corporation's publicly available quality performance objectives (process and outcomes). These policies shall cover sal-ary, bonus, restricted stock awards, long term incentive compensation plans and all other compensation."

  "The result of the review and recommendations for change shall be reported to shareholders in the fall of 1997."

PROPONENT'S STATEMENT

  "Corporate purchasers of health care plans are as interested in quality health care provided professionally and efficiently as they are in financial considerations. As stockholders interested in both financial return and qual-ity care, we want to insure our Board and management focus as much on quality of care as on finances. Shareholders deserve a clear report on Executive Com-pensation's link to health care. Some companies have produced reports on com-pensation's relationship to social, financial and employment performance."

  "There must be an effort to balance the competing interests of cost for care and quality of care. The trend in HMO's as for profit health care systems in-terprets any medical care as medical loss. Therefore, it is imperative to uti-lize some mechanism which evaluates the quality of health care packages, thereby providing company leadership with a mechanism tying company perfor-mance to their compensation."

BOARD OF DIRECTORS' RESPONSE TO STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

  The Company is one of the largest providers of health care services in the United States, with facilities in 37 states and two foreign countries. As of December 31, 1996, the Company operated 321 general, acute care hospitals and 22 psychiatric hospitals. In addition, as part of its comprehensive health care networks the Company operates facilities that provide a broad range of outpatient and ancillary services.

  While the Company owns an ownership interest in several health plans, the operation of health plans is currently a very small portion of the Company's operations. As such, the NCQA accreditation status referenced in the propo-nent's resolution is not relevant to most of the Company's operations. Rather, a better measure of high quality care would be the attainment of Accreditation with Commendation status from the Joint Commission on Accreditation of Healthcare Organizations. As of February 12, 1997, 124 of the Company's hospi-tals, or 36%, had achieved such status as compared with approximately 10% of hospitals nationally.

  The Compensation Committee of the Board of Directors of the Company recently amended the Company's Annual Incentive Plan to provide that patient satisfac-tion goals would account for a minimum of 10% of each participant's target bo-nus. Management believes that the Company's success to date is due in large part on the Company's focus on delivering cost-effective, quality healthcare.

 The Board recommends a vote "Against" this proposal for the reasons set forth above.

                              GENERAL INFORMATION

STOCKHOLDER PROPOSALS

  Any proposals that stockholders of the Company desire to have presented at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than the close of business on December 15, 1997.

ANNUAL REPORT

  The Company's 1996 Annual Report to Stockholders is being mailed to stock-holders with this proxy statement. The Annual Report is not part of the proxy solicitation materials.

ADDITIONAL INFORMATION

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEM-BER 31, 1996, EXCLUDING CERTAIN OF THE EXHIBITS THERETO, MAY BE OBTAINED WITH-OUT CHARGE BY WRITING TO COLUMBIA/HCA HEALTHCARE CORPORATION, INVESTOR RELA-TIONS DEPARTMENT, ONE PARK PLAZA, NASHVILLE, TENNESSEE 37203.

                                          By Order of the Board of Directors,
                                          LOGO
                                               John M. Franck II
                                                   Secretary

Nashville, Tennessee

April 14, 1997

                      COLUMBIA/HCA HEALTHCARE CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders (the "Meeting") of Columbia/HCA Healthcare Corpora-tion, a Delaware corporation (the "Company"), to be held at the Opryland Hotel at 2800 Opryland Drive, Nashville, Tennessee on May 15, 1997 at 1:30 p.m., Central Daylight Time, and the Proxy Statement in connection therewith (the "Proxy Statement") and (2) appoints Richard L. Scott, David T. Vandewater and Stephen T. Braun, and each of them, his proxies with full power of substitu-tion for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the under-signed is entitled to vote and act, at the Meeting and at any adjournment(s) or postponement(s) thereof.
  The undersigned directs that this proxy be voted as follows:
1.ELECTION OF DIRECTORS:
  [_] FOR all         [_] WITHHOLD
   nominees listed     AUTHORITY to vote
   below (except as    for all nominees
   marked to the       listed below
   contrary below)
     Magdalena Averhoff, M.D., R. Clayton McWhorter and Frank S. Royal, M.D. (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

-------------------------------------------------------------------------------
2. AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS DESCRIBED IN THE PROXY STATEMENT.
                         [_] FOR[_] AGAINST[_] ABSTAIN
3. STOCKHOLDER PROPOSAL RELATED TO THE COMPANY'S AMENDED AND RESTATED RIGHTS AGREEMENT, AS DESCRIBED IN THE PROXY STATEMENT.
                         [_] FOR[_] AGAINST[_] ABSTAIN
4. STOCKHOLDER PROPOSAL RELATED TO TOBACCO INVESTMENTS, AS DESCRIBED IN THE PROXY STATEMENT.
                         [_] FOR[_] AGAINST[_] ABSTAIN
5. STOCKHOLDER PROPOSAL RELATED TO EXECUTIVE COMPENSATION AND HEALTH CARE QUALITY, AS DESCRIBED IN THE PROXY STATEMENT.
                         [_] FOR[_] AGAINST[_] ABSTAIN
6. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY
   COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4 AND 5.

P
R
O
X
Y

  The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

  If one or more of the proxies named shall be present in person or by substitute at the Meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

  Please date, sign and mail this proxy in the enclosed envelope. No postage is required.

                               Dated___________________________________  , 1997

                               ------------------------------------------------
                                           Signature of Stockholder

                               ------------------------------------------------
                                           Signature of Stockholder

                               Please date this proxy and sign your name ex-actly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guard-ian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.